Filed Pursuant to Rule 433
Dated February 3, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	February 3, 2012
Settlement Date (Original Issue Date):	February 8, 2012
Maturity Date:	January 9, 2015
Principal Amount:	US $400,000,000
Price to Public (Issue Price):	102.499%
Agents Commission:	0.20%
All-in Price:	102.299%
Accrued Interest:	US $692,777.78
Net Proceeds to Issuer:	US $409,888,777.78
Treasury Benchmark:	0.25% due January 15, 2015
Treasury Yield:	0.325%
Spread to Treasury Benchmark:	Plus 0.95%
Reoffer Yield:	1.278%
Interest Rate Per Annum:	2.150%
Interest Payment Dates:	Semi-annually on the 9th day of each January and July, commencing July 9, 2012 and ending on the Maturity Date
Day Count Convention:	30/360, Following Unadjusted
Business Day Convention:	New York

Filed Pursuant to Rule 433
Dated February 3, 2012
Registration Statement No. 333-178262

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G5M2
ISIN:	US36962G5M22
Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 102.499% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Barclays Capital Inc.	$150,000,000
CastleOak Securities, L.P.	$50,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$200,000,000
Total	$400,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended

Additional Information

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issue of US$2,000,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due January 9, 2015 as described in the Issuer’s pricing supplement number 5257 dated January 4, 2012.

Filed Pursuant to Rule 433
Dated February 3, 2012
Registration Statement No. 333-178262

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.